Exhibit 99.1
[ONEOK Logo]	News
July 17, 2008	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

ONEOK Increases Quarterly Dividend

TULSA, Okla. - July 17, 2008 - The board of directors of ONEOK, Inc. (NYSE: OKE)

has raised the company's quarterly dividend to 40 cents per share from 38 cents per share of common stock, payable Aug. 14, 2008, to shareholders of record at the close of business July 31,

2008.

"This dividend increase, our second this year, reflects our continued strong financial performance and commitment to create value for shareholders in the form of dividends," said

John W. Gibson, ONEOK chief executive officer.

In January 2008, ONEOK raised its dividend to 38 cents per share from 36 cents a share.

Since January 2003, the company has increased its dividend 13 times, representing a 258 percent increase during that period.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 47.7 percent of

ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities

Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

OKE-FD

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